EXHIBIT 99.1

PRESS RELEASE	Contact: Douglas Russell
Rotonics Manufacturing Inc.
(310) 538-4932

FOR IMMEDIATE RELEASE

April 18, 2005

ROTONICS MANUFACTURING INC. ANNOUNCES THIRD QUARTER RESULTS

NET SALES INCREASED 8.3% FOR THREE MONTHS AND 16.9% FOR NINE MONTHS

YEAR-TO-DATE EARNINGS INCREASED 146%

Gardena, California (April 18, 2005) = Rotonics Manufacturing Inc. -  (ASE:RMI) announces today earnings of $339,800, or $.03 per common share, on net sales of $10,873,200 for the third quarter ended March 31, 2005 compared to earnings of $375,700, or $.03 common share, on net sales of $10,036,100 for the same period last year.  Although we see signs that the U.S. economy is cooling down, we are extremely pleased at the strides we have made in building our current quarter sales and market share in four out of five of our product groups.  We are also pleased with our efforts to minimize the impact of rising natural gas and resin costs.  Even though these costs have had a slight impact on our earnings in the current quarter, we hope that current economic conditions will help stave off near future cost escalations and that we can continue to mitigate their effect by continuing to increase our sales volumes, passing on additional price increases and from cost savings obtained by recently installed energy efficient machinery.

For the nine months ended March 31, 2005, we reported net income of $1,179,000, or $.10 per common share, on net sales of $32,778,000 compared to net income of $479,800, or $.04 per common share, on net sales of $28,040,400 for the same period last year.  Again, we are extremely pleased with the 16.9% increase in net sales during the current period.  We attribute the growth to our focused marketing efforts that have allowed us to expand our presence in the marketplace as well as an additional week of operations during the period.  During the last year we have added or redesigned numerous molds to effectively capture our target markets.  We believe this is a key element that has driven our organization to the forefront of our industry and allowed us to better serve our customers with exceptional and functional products.  As a result, all five of our product groups contributed to the $4.7 million increase in net sales during the period and ultimately the $699,200 gain in net income realized in the current period.  As we move in to the final quarter of our fiscal year, we remain energized and fully optimistic that our past achievements will continue to foster positive results.

Learn more about RMI and our multitude of rotonically processed plastic products on our website at www.rotonics.com.

ROTONICS MANUFACTURING INC.

Selected Financial Information

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2005	2004	2005	2004

Net sales	$10,873,200	$10,036,100	$32,778,000	$28,040,400

Income before taxes	$576,300	$625,800	$1,966,100	$795,300

Income tax provision
Current	(227,900)	(274,000)	(836,300)	(360,800)
Deferred	(8,600)	23,900	49,200	45,300
	(236,500)	(250,100)	(787,100)	(315,500)

Net income	$339,800	$375,700	$1,179,000	$479,800

Income per common share
Basic/diluted:
Net income per common share	$.03	$.03	$.10	$.04

Stockholders’ Equity (1)			$18,366,600	$16,913,300

Net book value per common share (2)			$1.54	$1.41

Common shares outstanding as of March 31,			$11,964,692	$11,986,691

(1)          Net of treasury stock acquired and subsequently retired amounting to $33,000 and $671,300 for the nine months ended March 31, 2005 and 2004, respectively.

(2)          Computed on the basis of the actual number of common shares outstanding as of March 31, 2005 and 2004, respectively.